SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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United Bancorp, Inc.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 1, 2010

Dear Fellow Shareholder:

The upcoming special meeting of shareholders to be held on September 23, 2010 at 4:30 p.m. is approximately three weeks away. We previously sent you a proxy statement describing in detail the proposals that we will consider and vote on at the meeting. To date, we have not received your vote. Your vote is important. Please take a moment to vote by signing, dating and returning the enclosed proxy as soon as possible. You may also vote by telephone at 1-866-855-9698 or by Internet at https://www.proxyvotenow.com/ubmi. There is no charge to you to vote by telephone or Internet.

We are requesting your approval to increase the number of authorized shares of our common stock in order to provide us with the flexibility to raise the capital necessary to solidify our capital position, satisfy regulatory requirements, and, most importantly, to assist us in achieving our long term strategic goals and building shareholder value.

We believe that the current financial and regulatory environment provides the Company with unique opportunities that cannot be achieved with the Company's current capital position. We believe that our performance-based culture and diverse and efficient operating model, coupled with our client service focus, provide us with a significant opportunity to attract new clients and seize other unique growth opportunities. Management believes that with additional capital, the Company will be able to act upon opportunities to improve its profitability, enhance its franchise and enhance overall shareholder value.

On behalf of your Board of Directors and management, we also would like to express our appreciation for your continued support and confidence.

Sincerely,

David S. Hickman	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

Your vote is important. Please sign, date and return the enclosed proxy as soon as possible. You may also vote by telephone at 1-866-855-9698 or by Internet at https://www.proxyvotenow.com/ubmi.

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700